Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 4, 2009
SYKES ENTERPRISES, INCORPORATED REPORTS
FIRST-QUARTER 2009 FINANCIAL RESULTS
Steady execution drives operating margins and
earnings per share outperformance relative to business outlook;
Reaffirming 2009 earnings per share outlook
TAMPA, FL — May 4, 2009 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today first-quarter 2009 financial results.

First quarter 2009 Highlights
•	First quarter 2009 revenues of $203.2 million were down $0.5 million, or 0.2%, over the comparable quarter last year due primarily to $24.6 million negative impact from a strengthening U.S. dollar; on a constant currency basis, revenues were up 11.9% comparably

•	First quarter 2009 operating margin increased to 8.6% from 8.0% on a comparable basis, aided by a favorable mix-shift to higher margin offshore revenues, cost efficiencies and a shift in timing of some ramp-related expenses into the second-quarter, including training

•	First quarter 2009 earnings per share were $0.36 versus $0.38 last year; the comparable earnings per share decline was principally the result of higher interest income and a lower tax rate in the year-ago quarter, which contributed approximately $0.04 to last year’s earnings per share

•	The first quarter 2009 earnings per share of $0.36 exceeded the $0.28 to $0.30 earnings per share range provided in the first quarter 2009 business outlook, due partly to higher-than-projected interest and other income, lower-than-projected effective tax rate, coupled with favorable revenue mix-shift, cost efficiencies and shift in the timing of some ramp-related expenses

•	First quarter 2009 capacity utilization rate was 77% versus 79% comparably on 3,100 seat additions, 800 of which were added during the first quarter of 2009

•	First quarter 2009 cash flow from operations increased to $8.0 million from $1.0 million on a comparable basis, ending the quarter with cash and cash equivalents of $209.0 million and no outstanding debt; 224,000 shares repurchased during the first quarter

First Quarter 2009 Review
Americas
Revenues generated from the Company’s Americas segment, including operations in North America and offshore (Latin America and the Asia Pacific region), increased 4.0% to $142.8 million, or 70.3% of total revenues, for the first quarter of 2009. Revenues for the prior year period totaled $137.3 million, or 67.4% of total revenues. The comparable revenue increase of $5.5 million included a $17.0 million increase in customer care demand offsetting the negative impact of $11.5 million from weaker currencies within the Americas region relative to the U.S. dollar. Excluding the currency impact, the 12.4% comparable increase in customer care demand was due to a combination of new programs wins with existing clients, expansion of existing programs and new client wins across the communications, technology and financial services verticals. Approximately 62% of the Americas first quarter 2009 revenues was generated from services provided offshore compared to approximately 61% in the prior year quarter, reflecting continued growth in customer care demand offshore.
The Americas income from operations for the first quarter of 2009 increased 6.9% to $23.4 million, with an operating margin of 16.4% versus 15.9% in the comparable quarter last year. The 50 basis points comparable increase in the Americas operating margin was due to a favorable mix-shift to higher margin offshore revenues, lower roadside assistance tow claims in Canada and better general and administrative expense leverage offsetting increases in ramp-related expenses such as training, some of which shifted into the second quarter due to timing, and bad debt provision.
EMEA
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region decreased 9.0% to $60.4 million, representing 29.7% of SYKES’ total revenues for the first quarter of 2009 compared to $66.4 million, or 32.6%, in the prior year’s first quarter. The comparable revenue decrease of $6.0 million included a $7.1 million increase in customer care demand which was more than offset by a $13.1 million negative impact from the weaker Euro relative to the U.S. dollar. Excluding the currency impact, the 10.8% comparable increase in customer care demand was due to expansion of existing client programs and new client wins across the financial services and communications verticals.
The EMEA income from operations for the first quarter of 2009 increased 0.9% to $4.7 million, with an operating margin of 7.7% versus 7.0% in the comparable quarter last year. The 70 basis points comparable increase in the EMEA operating margin was due to lower telephony, travel, professional fees and facilities costs offsetting increases in ramp-related expenses such as training, and bad debt provision.
Corporate G&A Expenses
Corporate costs increased 3.6% to $10.5 million, or 5.2% of revenues, in the first quarter of 2009, compared to $10.2 million, or 5.0% of revenues, in the comparable quarter last year. The 20 basis points comparable increase was primarily due to investments in sales, marketing and management initiatives.
Interest & Other Income and Taxes
Interest and other income for the first quarter of 2009 totaled approximately $1.6 million compared to $2.3 million for the same period last year. The $0.7 million decrease in interest and other income was primarily attributable to lower interest income resulting from lower interest rates on cash balances.
The Company’s first quarter 2009 effective tax rate was 22.5% versus 15.4% in the same period last year and below the 25% rate provided in the Company’s first quarter 2009 business outlook. The increase on a comparable basis was due to a favorable tax audit determination in the year-ago quarter, which lowered the effective tax rate, while relative to the first quarter 2009 business outlook, the lower effective tax rate was impacted by a shift in the geographic mix of earnings to lower tax rate jurisdictions.
Liquidity and Capital Resources
The Company’s balance sheet at March 31, 2009 remained strong with cash and cash equivalents of $209.0 million and no outstanding debt. Approximately $198.7 million of the Company’s March 31st cash balance was held in international operations and would be subject to additional taxes if repatriated back to the U.S. On March 30, 2009, the Company entered into a new three-year credit agreement, replacing the previous credit agreement dated March 15, 2004. (Details of the new credit agreement are available in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2009.) Similar to the previous credit agreement, this new credit agreement provides the Company with a $50 million revolving credit facility, which may be increased to a maximum of $100 million with the prior written consent of the lenders.
Business Outlook
The Company’s second-quarter and full-year 2009 business outlook reflects the following assumptions:
•	Continued growth in customer care demand from new and expanded programs with existing clients as well as new client wins primarily within the communications and financial services verticals across the Americas region. In light of the macro-economic weakness, this demand is expected to be tempered by some volume declines with certain existing clients primarily within the technology vertical and particularly within the EMEA region. Because the technology vertical — currently 32% of consolidated revenues versus approximately 70% during the 2000-2001 down turn — is disproportionately product driven, it tends to be somewhat discretionary in nature, particularly the consumer side that includes products such as laptops. In addition, the Company continues to be impacted by the strength in the U.S. dollar, as highlighted in the initial 2009 business outlook, which is expected to negatively impact second quarter and full-year 2009 revenues by approximately $25 million and $70 million, respectively;

•	Net new capacity additions of 200 to 300 seats are anticipated during the second quarter to address the increase in demand noted above. On top of the 800 seats added in the first quarter, the Company believes it remains on track with a net addition of 1,200 to 1,400 seats for the full year, consistent with its initial 2009 business outlook. Coupled with the expenses associated with capacity additions, the second quarter operating income is also expected to be disproportionately weighed down by on-going ramp-related expenses, annual wage increases in certain offshore locations and investments in sales and operations resources. Ramp-related expenses, however, are anticipated to moderate throughout the second-half of 2009; and

•	Anticipated interest income of approximately $0.5 million per quarter, which excludes the potential impact of any foreign currency exchange gains or losses in other income.
Considering the above factors, the Company anticipates the following financial results for the three months ended June 30, 2009:
•	Revenues in the range of $201 million to $203 million

•	Tax rate of approximately 25%

•	EPS in the range of $0.27 to $0.30 per diluted share

•	Capital expenditures in the range of $11.0 million to $13.0 million

For the twelve months ended December 31, 2009, the Company anticipates the following financial results:
•	Revenues in the range of $831 million to $835 million

•	Tax rate of approximately 25%

•	EPS in the range of $1.26 to $1.32 per diluted share

•	Capital expenditures in the range of $29.0 million to $32.0 million
Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, May 5, 2009 at 10:00 a.m. Eastern Daylight Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/events.cfm.
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii)

SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, and (xxvi) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2009	2008
Revenues	$203,241	$203,721
Direct salaries and related costs	(130,253)	(130,980)
General and administrative	(55,489)	(56,424)

Income from operations	17,499	16,317
Other income, net	1,558	2,251

Income before provision for income taxes	19,057	18,568
Provision for income taxes	(4,287)	(2,858)

Net income	$14,770	$15,710

Net income per basic share	$0.36	$0.39
Shares outstanding, basic	40,630	40,491

Net income per diluted share	$0.36	$0.38
Shares outstanding, diluted	41,034	40,813

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2009	2008
Revenues:
Americas	$142,806	$137,357
EMEA	60,435	66,364

Total	$203,241	$203,721

Operating Income:
Americas	$23,376	$21,862
EMEA	4,659	4,620
Corporate G&A expenses	(10,536)	(10,165)

Income from operations	17,499	16,317

Other income, net	1,558	2,251
Provision for income taxes	(4,287)	(2,858)

Net income	$14,770	$15,710

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets:
Current assets	$390,923	$396,518
Property and equipment, net	79,558	80,390
Other noncurrent assets	50,468	52,634

Total assets	$520,949	$529,542

Liabilities & Shareholders’ Equity:
Current liabilities	$113,988	$126,110
Noncurrent liabilities	22,039	19,402
Shareholders’ equity	384,922	384,030

Total liabilities and shareholders’ equity	$520,949	$529,542

Sykes Enterprises, Incorporated
Supplementary Data

	Q1 2009	Q1 2008
Geographic Mix (% of Total Revenues):

Americas (1)	70.3%	67.4%
Europe, Middle East & Africa (EMEA)	29.7%	32.6%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America and the Asia Pacific (APAC) Region. Latin America and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2009	Q1 2008
Vertical Industry Mix (% of Total Revenues):

Communications	35%	27%
Technology / Consumer	32%	33%
Financial Services	16%	14%
Transportation & Leisure	8%	9%
Healthcare	5%	8%
Other	4%	9%

Total:	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2009	2008
Cash Flow From Operating Activities:
Net income	$14,770	$15,710
Depreciation and amortization	6,776	7,019
Changes in assets and liabilities and other	(13,500)	(21,693)

Net cash provided by operating activities	$8,046	$1,036

Capital expenditures	$11,057	$8,063
Cash interest paid	$70	$67
Cash taxes paid	$3,552	$4,061